PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT is made and entered into as of the 2nd day of February, 1998, by and between DEADWOOD GULCH RESORT AND GAMING CORP., a South Dakota corporation (the "SELLER"), and TODD YOUNG, an individual (the "PURCHASER"). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

         1. PURCHASE AND SALE. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller on or before the 1st day of May, 1998, that certain parcel of real property (the "LAND") located in Deadwood, South Dakota, commonly known as the Deadwood Gulch Resort consisting of the hotel, restaurant, convenience store, convention center, RV park/campground, Gulches of Fun amusement center, all comprising the Deadwood Gulch Resort as more particularly described in Exhibit "A" attached to this Agreement, together with the following property and rights owned by Seller: (a) all improvements located on the Land, including all buildings, and other structures and facilities (the "IMPROVEMENTS") [the Land and the Improvements are hereinafter collectively referred to as the "REALTY"]; (b) all fixtures, equipment, gaming devices, machinery, furnishings, and items of personal property located on and used in the operation of the Realty and owned by Seller, except goods and fuel held for sales in the ordinary course of Seller's business which shall be sold as provided in Part 12(d) hereof (the "PERSONALTY"); (c) all on-sale, package, liquor, wine and beer licenses used on the premises including all City of Deadwood and State of South Dakota liquor licenses as follows: retail (on-sale) liquor license no. CL-15404, retail (off-sale) liquor license no. PL-4522, retail (on-sale) wine license no. RW-6401, retail on-off sale malt beverage license RB-3536 (Gulches of Fun), and retail on-off sale malt beverage license RB-2609 (Motel); (d) all of Seller's interest, as landlord, in and to all leases for space in the Realty (the "LEASES"); (e) all contract rights pertaining to the ownership and operation of the Realty which are assignable and would affect the Property after closing, if any (the "CONTRACTS"), and (f) all intangible rights pertaining to the ownership and operation of the Realty, if any, including without limitation any right, title and interest of Seller in and to the names "Deadwood Gulch Resort" and "Gulches of Fun" (collectively, the "INTANGIBLES").

         The Realty and all of the other property and rights described in this paragraph 1 are hereinafter collectively referred to as the "PROPERTY".

         2. PURCHASE PRICE. The purchase price to be paid by Purchaser to Seller for the Property is Six Million and No/100 ($6,000,000.00) Dollars (the "PURCHASE PRICE").

         3. DEPOSIT. To secure the performance by Purchaser of its obligations under this Agreement, simultaneously with the execution of this Agreement, Purchaser has transferred to the law firm of Lynn, Jackson, Shultz & Lebrun, P.C., as Escrow Agent (the "ESCROW AGENT"), a personal check in the amount of Fifty Thousand and No/100 ($50,000.00) Dollars. Upon the return to Purchaser of a copy of this Agreement signed by Seller, the Escrow Agent shall cash said check. Said sum shall be held in an interest bearing account as an earnest money deposit hereunder (the "DEPOSIT"). All interest accrued or earned thereon shall be paid together with the Deposit. On or before thirty-one (31) days after the execution of this Agreement, Purchaser shall wire transfer to the Escrow Agent the sum of Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars. Upon receipt of said sum, the Escrow Agent shall transfer said amount along with the Deposit to the Seller. Said amounts shall thereafter constitute a non-refundable deposit hereunder.

         4. TERMS OF PAYMENT. The Purchase Price shall be paid to Seller as follows:

$   300,000.00     being the total Deposit referred to in Part 3 of this
                   Agreement.

$ 5,700,000.00     in cash, at closing, subject to prorations and adjustments as hereinafter provided, to be paid by wire transfer to Seller in immediately available federal funds.

$ 6,000,000.00     Total Purchase Price.
 =============

         5. TITLE. Purchaser shall have until the expiration of the Inspection Period (as hereinafter defined) within which to obtain a title search, examine title and obtain a survey of the Realty. The title search shall show Seller to be vested with fee simple title to the Realty, subject to those matters set forth on Exhibit "B" attached hereto (the "PERMITTED EXCEPTIONS"). If Purchaser finds title to be defective (i.e., matters which render title unmarketable in accordance with the standards of the South Dakota Bar and are not Permitted Exceptions), Purchaser may cancel this transaction pursuant to Part 7 below. Seller shall have no obligation to cure title defects. At closing, the Seller shall satisfy the existing Miller & Schroeder lien.

         6. DOCUMENTS. During the term of the Inspection Period, Seller shall make available to Purchaser (without representation or warranty of any kind) at the Realty or at its offices in San Diego and during normal business hours copies of: (a) the recorded Permitted Exceptions; (b) the Leases; (c) the Contracts; (d) all books and records in Seller's possession relating to the operation of the Property for calendar years 1995, 1996, and 1997 and the present calendar year, if any (the "BOOKS AND RECORDS"); (e) all environmental audits or reports in Seller's possession, if any (the "ENVIRONMENTAL REPORTS"); and (f) all surveys and all engineering and architectural plans, specifications and drawings pertaining to the Property in Seller's possession, if any (the "PLANS").

         7. INSPECTION PERIOD. Purchaser shall have until 5:00 p.m. on the 31st day following the execution of this Agreement (the "INSPECTION PERIOD") to examine the Permitted Exceptions, the Leases, the Contracts, the Books and Records, the inventory as to any dated items, the Environmental Reports, and the Plans and to make such physical, zoning, land use and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser's sole discretion, may determine to make. In the event Purchaser is not satisfied with any of the foregoing, in Purchaser's sole discretion, Purchaser may cancel this Agreement by written notice of cancellation given to both Seller and the Escrow Agent prior to the expiration of the Inspection Period, in which event the Escrow Agent shall return the Deposit and all interest earned thereon to Purchaser whereupon both parties shall be released from all further obligations under this Agreement. In the event Purchaser has not delivered written notice of cancellation before the expiration of the Inspection Period, then Purchaser's rights to cancel this Agreement shall expire. In the event Purchaser timely elects to cancel this Agreement during the Inspection Period as permitted above, and as consideration for Seller granting Purchaser the right to cancel this Agreement, Purchaser shall deliver to Seller with the notice of cancellation true copies of all studies, surveys, plans, investigations and reports obtained by or prepared for Purchaser in connection with Purchaser's investigation of the Property.

         Purchaser is a knowledgeable owner and operator of real estate properties. Purchaser has previously reviewed and considered the nature of this transaction and the Inspection Period will give Purchaser the opportunity to thoroughly investigate the Property and all aspects of the transaction. In electing to proceed with the transaction, Purchaser shall have determined that the Property is satisfactory to Purchaser in all respects as Purchaser acknowledges that he is purchasing the Property in "as is, where-is" condition. Purchaser acknowledges and agrees that the Purchase Price was negotiated on the basis of this being an "as is" transaction; and the "as is" nature of the transaction was a material inducement for Seller to enter into this Agreement. Purchaser has and will rely solely on Purchaser's own independent investigations and inspections, and Purchaser has not relied and will not rely on any representation of Seller other than as expressly set forth in this Agreement. Purchaser further acknowledges and agrees that, except for the specific representations made by Seller in this Agreement, Seller has made no representations, is not willing to make any representations, nor has held out any inducements to Purchaser other than those (if any) exclusively set forth in this Agreement; and Seller is not and shall not be liable or bound in any manner by any express or implied warranties, guaranties, statements, representations or information pertaining to the Property, except as may be specifically set forth in this Agreement.

         8. CONDITIONS PRECEDENT. Purchaser and Seller obligations to close this transaction are subject to the following conditions precedent:

         The parties shall obtain all appropriate approvals from the South Dakota Commission on Gaming (the "GAMING APPROVALS") for the operation of the Property. In this regard the parties shall use their good faith diligent efforts to timely obtain the Gaming Approvals.

         If Purchaser is unable to obtain the Gaming Approvals prior to closing, Purchaser shall have the option of delaying the closing for not more than thirty
(30) days. To exercise such option, Purchaser shall deposit with the Escrow Agent the sum of Fifty Thousand and No/100 ($50,000.00) Dollars as an additional non-refundable deposit which the Escrow Agent shall immediately transfer to Seller. If this Agreement is not closed by May 31, 1998, this Agreement shall be cancelled. In such event, Seller shall retain all deposits and neither party shall have any further claim under this Agreement.

         9. SELLER'S REPRESENTATIONS. Seller represents to Purchaser as follows:

         (a) MECHANIC'S LIENS. Seller shall be responsible for and shall promptly pay all amounts owed for labor and services rendered, and materials supplied, to the Property at the request of Seller prior to closing.

         (b) AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota. This Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent or approval of any other person or entity to execution, delivery and performance hereunder is required.

         (c) FIRPTA. Seller is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).

         (d) LEGAL PROCEEDINGS. There are no lawsuits or legal proceedings pending or, to the best of Seller's knowledge, threatened, regarding encumbrances on or the ownership, use or possession of the property, except as set forth in Part 5 above and in the Exhibits referenced in that paragraph and except as set forth in Exhibit "C".

         (e) SELLER'S KNOWLEDGE. Seller further represents that it has not knowingly withheld from the Purchaser information relating to any material defects in the property, including knowledge regarding the existence, under or within the property or any contiguous land included within the legal description set forth on the attached Exhibit "A", within three (3) years before the date of this contract, of any discharge, spillage, uncontrolled loss, seepage or infiltration of oil or petroleum, or chemical loss or solid, liquid or gaseous products or any hazardous waste or toxic substance.

         (f) MARKETABLE TITLE. Seller has marketable title to all assets described in this Agreement. There are no liens, encumbrances, or other matters which will impair or limit Purchaser's intended use, if consistent with the present use, of all assets in the ordinary course of business.

         (g) EMPLOYEES. Seller shall terminate all of its employees as of midnight on the day prior to closing.

         10. PURCHASER'S REPRESENTATIONS. Purchaser represents to Seller as follows:

         (a) This Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms.

         (b) To the extent Purchaser is a business entity, then: (i) Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation, (ii) the execution, delivery and performance of this Agreement by Purchaser have been duly authorized, and (iii) except as set forth in Part 8 hereof, no consent of any other person or entity to such execution, delivery and performance is required.

         (c) Neither Purchaser nor the principals of Purchaser have ever been turned down for a gaming license in any jurisdiction; nor is Purchaser aware of any facts which would prohibit Purchaser from obtaining the Gaming Approvals.

         (d) Purchaser shall hire, and maintain on his payroll for at least ninety (90) days, at least one-half (1/2) of the employees terminated by Seller on the day prior to closing.

         11. DEFAULT PROVISIONS. In the event of the default of Purchaser under this Agreement, Seller at its option shall have the right, as its sole and exclusive remedies, to either: (i) seek specific performance of the Purchaser's obligations hereunder, or (ii) receive the Deposit, together with all interest earned thereon, as agreed and liquidated damages, whereupon the parties shall be relieved of all further obligations hereunder. Purchaser and Seller acknowledge and agree that actual damages are difficult or impossible to ascertain and the Deposit, together with all interest earned thereon, is a fair and reasonable estimation of the damages of Seller.

         In the event of a default by Seller under this Agreement, Purchaser at its option shall have the right, as its sole and exclusive remedies, to either:
(i) receive the return of the Deposit together with all interest earned thereon, whereupon the parties shall be released from all further obligations hereunder, or, alternatively, (ii) seek specific performance of the Seller's obligations hereunder.

         Notwithstanding anything to the contrary contained in this paragraph, the liabilities of either Seller or Purchaser with respect to the indemnities contained in Parts 16 and 18 of this Agreement shall not be limited by the foregoing default provisions.

         12.      PRORATIONS, DEPOSITS AND INVENTORY.

         (a) Personal property taxes, items of income and expense, interest, rents and all other proratable items shall be prorated as of 12:01 a.m. of the day of closing except that all delinquent rentals under the Leases shall be assigned to Purchaser at closing and Seller shall receive full credit as to all delinquencies less than thirty (30) days old and no credit for delinquencies more than thirty (30) days old. Water, sewer, electricity, fuel and other utility charges will be apportioned based upon meter readings taken as of the day immediately prior to closing, but Purchaser and Seller agree to pay their respective shares of all utility bills received subsequent to closing, prorated as of 12:01 a.m. on the day of closing. Seller shall pay all sales tax due on rents and other income received prior to closing and Purchaser shall pay all sales tax due on rents and other income received after closing. Purchaser shall receive a credit at closing for all security deposits of the tenants under the Leases which are in Seller's actual possession. Seller shall be reimbursed or credited for all utility deposits at closing. At closing, Seller shall receive a credit for all prepaid charges under the Contracts, together with a credit for any deposits thereunder and Purchaser shall receive a prorated credit for any unpaid amounts payable for the month of closing and not yet paid by Seller for periods prior to closing. Seller shall be solely responsible for all accrued wages and benefits of employees which are accrued up to closing. The provisions of this Section 12 shall survive the closing.

         (b) No items of gaming revenues are intended to be transferred with "the Property" nor subject to proration if the transfer or proration would violate the rules of the South Dakota Commission on Gaming.

         (c) Seller warrants that all taxes and special assessments which constitute a lien on the Realty assessed for the year 1997 and prior years will be paid on or before closing. All of said taxes and other assessments for 1998 shall be prorated to the Closing Date based on the 1997 levy.

                  Seller's obligation for 1998 taxes as provided in this Section shall be credited to the Purchaser at closing.

         (d) Not more than one (1) day prior to closing, representatives of Purchaser and Seller shall conduct an inventory of all goods held for sale in the ordinary course of Seller's business, which inventory shall include the fuel in the tanks located in proximity to the convenience store. In the event that Purchaser fails to participate in such inventory, the results of the same as reported by Seller shall be deemed conclusive. All such inventory shall be brought current by use of records of the convenience store and fuel pumps to a time not more than two hours prior to closing. At the closing, Purchaser shall pay Seller the amount determined by such inventory based upon Seller's cost and less any dated items.

         13. IMPROVEMENT LIENS. Certified, confirmed or ratified liens for governmental improvements as of the date of closing, if any, and all pending liens for governmental improvements shall be paid in full by Seller.

         14. CLOSING COSTS. The parties shall bear the following costs:

         (a) The Purchaser shall be responsible for payment of the following:
         (i) clerk's recordation fees for recording the warranty deed, and (ii) the cost of obtaining a survey.

         (b) The Seller shall be responsible for payment of the following: (i) the cost of the title search, the title examination and the premium on any owner's title insurance policy, and (ii) any transfer taxes on the deed.

         (c) Each party shall pay its own legal fees except as provided in subparagraph 23(c) below.

         15. CLOSING. Closing shall be held on or before the 1st day of May, 1998, at the offices of Lynn, Jackson, Shultz & Lebrun, P.C. located at 909 St. Joseph Street, 8th Floor, Rapid City, SD 57701.

         At closing, Seller shall execute and/or deliver (as applicable) to the Escrow the following closing documents: (a) a warranty deed conveying the Realty subject to the Permitted Exceptions; (b) a warranty bill of sale for all Personalty; (c) an assignment of all of Seller's right, title and interest in and to the Contracts; (d) a termination of all management agreements at the Property; (e) a quit-claim assignment of the Intangibles; and (f) a corporate resolution and/or such other evidence of authority and good standing with respect to Seller as may be reasonably required by the title insurance company insuring title to Purchaser. Upon satisfaction of all obligations of Purchaser, the Escrow Agent shall deliver the referenced closing documents to Purchaser.

         At closing, Purchaser shall execute and/or deliver (as applicable) to
Seller: (a) the balance of the Purchase Price due at closing; and (b) an assumption and indemnification agreement for all obligations of Seller under and with respect to the Leases and all Contracts not terminated at closing.

         Both parties shall execute and deliver counterpart closing statements and such other documents as are reasonably necessary to consummate this transaction.

         16. BROKERS. Seller acknowledges that Todd Young is a licensed real estate broker in the State of South Dakota. The parties each represent and warrant to the other that there are no other real estate brokers, salesmen or finders involved in this transaction. If a claim for commissions in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of one of the parties hereto ("INDEMNITOR"), Indemnitor shall indemnify, defend and hold harmless the other party hereunder ("INDEMNITEE"), and

Indemnitee's officers, directors, agents and representatives, from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys fees and court costs at trial and all appellate levels) with respect to said claim for commissions. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the closing and any cancellation or termination of this Agreement.

         17. ASSIGNABILITY. Purchaser shall be entitled to assign its rights hereunder, provided that no action is required by the Seller. No assignment is permitted which would have the effect of delay in closing. Purchaser shall indemnify Seller for any added cost or expense incurred by Seller due to an assignment by Purchaser.

         18. INSPECTIONS. Purchaser, and Purchaser's agents and contractors, have previously entered upon the Property and shall have the right during the term of the Inspection Period to enter upon the Property at reasonable times, for purposes of inspection and investigation, including making tests and studies thereon. Purchaser shall use its best efforts not to disturb the business operations of Seller in making such inspections. Purchaser agrees to indemnify, defend and hold harmless Seller from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) arising out of or resulting from any such inspection or investigation. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this paragraph shall survive the closing and any cancellation or termination of this Agreement.

         19. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express) or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

If to the Seller at:       Full House Resorts, Inc.
                           12555 High Bluff Drive, Suite 380
                           San Diego, CA 92130
                           Attn:  Mary Brennan, General Counsel

With a copy to:            Lynn, Jackson, Shultz & Lebrun, P.C.
                           P.O. Box 8250
                           Rapid City, SD  57709-8250
                           Attn:  Haven L. Stuck

If to the Purchaser at:    Todd Young
                           404 Fruitdale Street
                           Spearfish, SD 57783

Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given five (5) days after deposit in the U.S. mails.

         20. RISK OF LOSS. In the event that the Realty or any material portion thereof is taken by eminent domain prior to closing, Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be relieved of all further obligations under this Agreement, or (ii) proceeding with closing without reduction of the Purchase Price, in which case Purchaser shall be entitled to all condemnation awards and settlements, if any. In the event only a nonmaterial portion of the Realty is taken by eminent domain prior to closing, then Purchaser shall be required to proceed with closing without reduction of Purchase Price, but Purchaser shall be entitled to all condemnation awards and settlements, if any. In the event that the Improvements are materially damaged or destroyed by fire or other casualty prior to closing, Seller shall have the option to repair and restore the Improvements to the same condition as existed before the fire or casualty and closing shall be deferred for up to one hundred twenty (120) days to permit such repair and restoration. If Seller elects not to repair and restore or if Seller is unable to repair and restore within such one hundred twenty (120) day period, then Purchaser shall have the option of either: (i) canceling this Agreement and receiving a refund of the Deposit and all interest earned thereon, whereupon both parties shall be released from all further obligations under this Agreement, or (ii) proceeding with closing without reduction in the Purchase Price or claim against Seller therefor, in which case Purchaser shall be entitled to all insurance proceeds, if any, resulting from such casualty. In the event only a nonmaterial portion of the Improvements are damaged or destroyed by fire or other casualty prior to closing, then Purchaser shall be required to proceed with closing without reduction in the Purchase Price or claim against Seller and Purchaser shall be entitled to all insurance proceeds, if any, resulting from such casualty.

         21. ESCROW AGENT. The Escrow Agent shall not be liable for any actions taken by it in good faith, but only for its gross negligence or willful misconduct. The parties hereby indemnify and agree to hold harmless the Escrow Agent from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder, except for its gross negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead the disputed amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all of its obligations hereunder. The parties acknowledge that the Escrow Agent is the law firm representing Seller, and hereby agree that such law firm may continue to represent Seller in any dispute or litigation pursuant to this Agreement. The Escrow Agent shall not be liable for any failure of the depository.

         22. CONFIDENTIALITY. Purchaser acknowledges and agrees that all information obtained by Purchaser with respect to Seller, or Seller's business and facilities operated on the Property is strictly confidential. In this regard, Purchaser shall not divulge or disseminate any such information to any other party. The provisions of this paragraph shall survive closing or any earlier termination of this Agreement.

         23. MISCELLANEOUS.

         (a) This Agreement shall be construed and governed in accordance with the laws of the State of South Dakota. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof, and accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

         (b) In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

         (c) In the event of any dispute between the parties under this Agreement, the parties shall submit the dispute to binding arbitration. The prevailing party thereunder shall be entitled to recover reasonable attorneys fees as part of the arbitration award.

         (d) In construing this Agreement, the singular shall be held to include the plural, the plural shall be held to include the singular, the use of any gender shall be held to include every other and all genders, and captions and paragraph headings shall be disregarded.

         (e) All of the exhibits referred to in this Agreement are incorporated in, and made a part of, this Agreement.

         (f) Time shall be of the essence for each provision of this Agreement.

         (g) Neither this Agreement nor any notice or memorandum of this Agreement shall be recorded in any public records.

         24. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

         EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

Signed in the presence of: SELLER:

                                DEADWOOD GULCH RESORT AND GAMING
                                CORP., a South Dakota corporation

                                By: /S/ WILLIAM P. MCCOMAS
                                    ------------------------------------
                                Name:  WILLIAM P. MCCOMAS
                                Title: PRESIDENT

(Corporate Seal)

                                PURCHASER:

                                TODD YOUNG

                                 /S/ TODD YOUNG
                                 ---------------------------------------

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

Deadwood Gulch Addition II (formerly Lots 1 and a portion of Lot 2 of Placer Claim M.S. 107, Tracts 1 and 3 and a portion of Tract 2 of Deadwood Gulch Addition, the balance of Lot 2A, Hawki Brothers Lot, the balance of Lot 3 of subdivision of Probate Lot No. 311, the balance of Tract 4, School Lot 17 and Jolitz Placer M.S. 1090) all located in the East Half (E1/2) of Section 27, Township 5 North, Range 3 East, B.H.M., City of Deadwood, Lawrence County, South Dakota, as set out in Plat Doc. #93-6318 EXCEPT Lot H-1 of Tract 3 deeded to the State of South Dakota for highway right of way.

Notwithstanding anything to the contrary contained in this agreement or any other agreement between Purchaser and Seller, the following property shall be conveyed to Purchaser by Quit Claim Deed without warranty or representation:

         That remaining portion of Placer 57 excluding therefrom any portion of Lot A of the Subdivision of said Lot 57, extending to the north of the northerly line of Lot A as that line is depicted in Book 5, Page 97, as shown on the attached Exhibit A highlighted in green.

         Subject to easements of record.

         Subject to perpetual easement upon and across this property at such location, width and length as may be determined to be reasonable, necessary and appropriate for ingress and egress to Lot 2 except Tract X of M.S. 107 and to Lots 5, 6 and 7 of Arnio Subdivision of M.S. 107, as shown in Plat Book 2, Page 88-D

                                   EXHIBIT "B"

                           PERMITTED TITLE EXCEPTIONS

1. Ad valorem real estate taxes for 1997 and subsequent years.

2. All laws, ordinances, and governmental regulations, including, but not limited to, all applicable building, zoning, land use and environmental ordinances and regulations.

3. All matters which would be disclosed by an accurate survey.

4. All rights of way, easements, restrictions, reservations, limitations, covenants and matters of record.

5. Easement claims, whether known or unknown and whether or not filed of record by property owners above the campground.

NOTE: All of the recording information contained herein refers to the Public Records of Lawrence County, South Dakota, unless otherwise indicated.

                                   EXHIBIT "C"

                                 LEGAL DISPUTES

1. Claims of Ron Eastmo and Virginia Eastmo regarding drainage and construction damage.

2.       Campground Easement Claims

         a. Lola Truman property

         b. Fred and Ivy Gali property

         c. Willis Aye property

         d. There may be other potential claimants above campground who have not contacted Seller

                           FIRST ADDENDUM TO PURCHASE

                               AND SALE AGREEMENT

                  THIS ADDENDUM is made and entered into as of the 11th day of March, 1998, by and between DEADWOOD GULCH RESORT AND GAMING CORP., a South Dakota corporation (the "Seller"), and TODD YOUNG, an individual (the "Purchaser") and hereby amends the Purchase and Sale Agreement between the above referenced parties dated the 3rd day of February, 1998, as follows:

         1. Paragraph #15 is amended to change the date of closing from May 1, 1998 to May 12, 1998, providing time for SDCOG gaming approval at the May 7-8, 1998 meeting.

         2. Seller will prepare an itemized list of the contracts to be assumed by buyer specifying the date of the contract, the expiration of the obligation, and the nature of the payments and obligations assumed and its purpose.

         3. After buyer has deposited its non-refundable earnest money, buyer shall then be entitled to exercise a day to day veto on operating decisions, involving more than $500 per issue, made during the period between deposit of the non-refundable earnest money and closing.

         4. Seller shall immediately prepare and deliver to buyer a list of the records and items which it intends to remove from the facility at closing, if any.

         5. Buyer shall continue to have access to the site and records until closing.

         6. Seller shall not add to the list of binding contracts without buyer's approval during the pre-closing period.

         7. Credits assumed by buyer for which seller shall be compensated at closing shall be limited to normal operating credits of under $500 per credit except as shall be approved in writing by buyer.


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         8.       Upon deposit of the non-refundable monies, seller shall
                  continue its scheduled maintenance, including but not limited to sealing and striping of the parking lot, exterior staining of the fun center, and painting and sealing of exterior doors and sills.

         9. Full House Resorts, Inc. and seller shall give buyer a non-competition covenant in Lawrence County, South Dakota.

         10. Seller agrees to cure title excepts ## 2, 29, 40 and 41, an undertaking which shall survive the closing.

         11. This agreement may be executed simultaneously in one or more counterparts, by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute the same instrument.

         Dated this 11th day of March, 1998.


SELLER                                      BUYER

DEADWOOD GULCH RESORT
AND GAMING CORP.

By: /S/ WILLIAM P. MCCOMAS                  /S/ TODD YOUNG
   -----------------------                  ------------------------------------
   Its President                            Todd Young



(Corporate Seal)
197,020

                           SECOND ADDENDUM TO PURCHASE
                               AND SALE AGREEMENT

         THIS SECOND ADDENDUM is made and entered into as of the 11th day of March, 1998, by and between DEADWOOD GULCH RESORT AND GAMING CORP., a South Dakota corporation (the "Seller"), and TODD YOUNG, an individual (the "Purchaser") and hereby amends the Purchase and Sale Agreement between the above referenced parties dated the 3rd day of February, 1998, and First Addendum to Purchase and Sale Agreement dated the 11th day of March, 1998, as follows:

         1. Paragraphs ## 3 and 7 are amended in part to change the time of termination of the Inspection Period and the time to pay the Deposit to the Escrow Agent from "thirty-one (31) days after the execution of this Agreement" to "March 18, 1998".

         2. This agreement may be executed simultaneously in one or more counterparts, by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute the same instrument.

         Dated this 11th day of March, 1998.

SELLER                                       BUYER



DEADWOOD GULCH RESORT
AND GAMING CORP.

By: /S/ WILLIAM P. MCCOMAS                   /S/ TODD YOUNG
    -----------------------------            -----------------------------------
   Its President                             Todd Young

(Corporate Seal)
197,021